Exhibit 99.1

IT Tech Packaging Inc. Announces Results of 2024 Annual General Meeting of Stockholders

BAODING, China, November 1, 2024 /PRNewswire/ -- IT Tech Packaging Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced the results of the Company’s 2024 Annual General Meeting of Stockholders (the “Annual Meeting”) held at the Company’s production base in Wei County, Hebei Province, China on October 31, 2024 (local time).

At the Annual Meeting, IT Tech Packaging’s stockholders:

1.	Elected three Class II directors (Zhengyong Liu, Fuzeng Liu and Lusha Niu) to serve on the Board of Directors of the Company, with such Class II directors to serve until the 2026 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

2.	Ratified the appointment of GGF CPA Limited as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.	Conducted an advisory vote on the compensation of the Company’s executive officers who are named in the Summary Compensation Table of the Company’s 2024 Proxy Statement, and approved such compensation; and

4.	Conducted an advisory vote on the frequency of future advisory votes on the compensation of the Company’s executive officers, and approved that option that executive compensation votes to be conducted every three (3) years.

About IT Tech Packaging Inc.

Founded in 1996, IT Tech Packaging Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009, please visit: http://www.itpackaging.cn/.

Forward-looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

For more information, please contact:

IT Tech Packaging Inc.

Email: ir@itpackaging.cn

Tel: +86 0312 8698215